Exhibit 4.1

New York & Company, Inc.

Amended and Restated

2006 Long-Term Incentive Plan,

as amended and restated on June 16, 2014

NEW YORK & COMPANY, INC.

AMENDED AND RESTATED

2006 LONG-TERM INCENTIVE PLAN,

AS AMENDED AND RESTATED ON JUNE 16, 2014

ARTICLE I
ESTABLISHMENT, PURPOSE AND TERM

1.1                               Establishment.  The New York & Company, Inc. Amended and Restated 2006 Long-Term Incentive Plan, as amended and restated on June 16, 2014 (“Plan”) is hereby established by New York & Company, Inc. (“Company”), effective as of the Effective Date.  Subject to Section 13.1, Awards may be granted as provided herein for the term of the Plan.

1.2                               Purposes.  The purposes of the Plan are to foster and promote the long-term financial success of the Company and materially increase shareholder value by motivating performance through incentive compensation.  The Plan also is intended to encourage Participant ownership in the Company, attract and retain talent, and enable Participants to participate in the long-term growth and financial success of the Company.  In addition, the Plan provides the ability to make Awards linked to the profitability of the Company’s businesses and increases in shareholder value.

1.3                               Term.  The term of the Plan shall extend from the Effective Date until June 16, 2024.  No additional Awards shall be made after the expiration of such term, but outstanding awards shall be administered in accordance with the provisions thereof.  The Plan shall continue in effect until all matters relating to the settlement of Awards and administration of the Plan have been completed.

ARTICLE II
DEFINITIONS

For purposes of the Plan, the following terms are defined as set forth below:

2.1                               “Affiliate” means any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated association or other entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under control with, the Company.

2.2                               “Agreement” means any agreement entered into pursuant to the Plan by which an Award is granted to a Participant.

2.3                               “Award” means any Stock Option, Stock Appreciation Right, Restricted Stock, Deferred Stock, or Performance Award granted to a Participant under the Plan.  Awards shall be subject to the terms and conditions of the Plan and shall be evidenced by an Agreement containing such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

2.4                               “Beneficiary” means any person or other entity, which has been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the compensation, specified under the Plan to the extent permitted.  If there is no designated beneficiary, then the term means any person or other entity entitled by will or the laws of descent and distribution to receive such compensation.

2.5                               “Board of Directors” or “Board” means the Board of Directors of the Company.

2.6                               “Cause” means, unless otherwise specifically provided in an Agreement, any act or omission which permits the Company to terminate the written employment agreement or arrangement between the Participant and the Company or an Affiliate for “cause” as defined in such agreement or arrangement, or in the event there is no such agreement or arrangement or the agreement or arrangement does not define the term “Cause,” then “Cause” means the occurrence of one or more of the following events:

(1)                                 misappropriation of the Company’s assets or business opportunities;

(2)                                 alcoholism or drug addiction which impairs one’s ability to perform his duties and responsibilities hereunder or is injurious to the business of the Company;

(3)                                 the commission by such Participant of, or the plea of nolo contendere with respect to, a felony or crime involving moral turpitude;

(4)                                 intentionally causing the Company to violate a local, state or federal law in any material respect;

(5)                                 gross negligence or willful misconduct in the conduct or management of the Company not remedied within 10 days after receipt of written notice from the Company; or willful refusal to comply with any significant policy, directive or decision of the Board in furtherance of a legitimate business purpose or willful refusal to perform the duties reasonably assigned to the individual by the Board consistent with the functions, duties and responsibilities of his position and only if not remedied within 10 days after receipt of written notice from the Company; or

(6)                                 such other meaning as may be specified with respect to any particular Award or in any employment or other agreement entered into at or before the time the Award is granted (or, with the consent of the Participant, after such time).

2.7                               “Change in Control” means the occurrence of any of the following:

(1)                                 any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding any acquisition pursuant to a transaction described in subsection (3) that does not constitute a Change in Control;

(2)                                 during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in subsections (1), (3), or (4) of this Section 2.7 or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(3)                                 a merger or consolidation of the Company or a subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or its successor or the ultimate parent company of the Company or its successor outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in subsection (1) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or

(4)                                 a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

2.8                               “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

2.9                               “Commission” means the Securities and Exchange Commission or any successor thereto.

2.10                        “Committee” means the committee of the Board responsible for granting and administering Awards under the Plan, which initially shall be the Compensation Committee of the Board, until such time as the Board may designate another committee.  The Committee shall consist solely of two or more directors and each member of the Committee shall be a “non-employee director” within the meaning of Rule 16b-3 and also an “outside director” under Section 162(m) of the Code.  In addition, each member of the Compensation Committee shall satisfy any independence or other corporate governance standards imposed by the New York Stock Exchange or other securities market on which the Stock shall be listed from time to time.

2.11                        “Company” means New York and Company, Inc., a Delaware corporation, and includes any successor or assignee corporation or corporations into which the Company may be merged, changed or consolidated; any corporation for whose securities the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.  Wherever the context of the Plan so admits or requires, “Company” also means “Affiliate.”

2.12                        “Covered Employee” means a Participant who is a “covered employee” within the meaning of Section 162(m) of the Code.

2.13                        “Deferred Stock” means a right granted to a Participant under Section 9.1 hereof to receive Stock at the end of a specified deferral period.

2.14                        “Domestic Relations Order” has the meaning set forth in the Code.

2.15                        “Effective Date” means the date that the Plan is approved by the Company’s shareholders.

2.16                        “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

2.17                        “Exercise Price” means the price that a Participant must pay to exercise an Award or the amount upon which the value of an Award is based.

2.18                        “Fair Market Value” means, as of any given date, the closing market price on the New York Stock Exchange or such other public trading market on which the Stock is traded on that date.  If there is no regular public trading market for such Stock, the Fair Market Value of the Stock shall be determined by the Committee in good faith.  In each case, the Fair Market Value shall be determined without regard to whether the Stock is restricted or represents a minority interest.

2.19                        “Grant Date” means the date as of which an Award is granted pursuant to the Plan.  In no event may the Grant Date be earlier than the Effective Date.

2.20                        “Incentive Stock Option” means any Option that is intended to be, is designated as, and actually qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

2.21                        “Non-Qualified Stock Option” means a Stock Option that is not an Incentive Stock Option.

2.22                        “Option Period” means the period during which the Option shall be exercisable in accordance with an Agreement and Article VI.

2.23                        “Participant” means a person who satisfies the eligibility conditions of Article V and to whom an Award has been granted by the Committee under the Plan.  In the event that a Representative is appointed for a Participant, then the term “Participant” shall mean such appointed Representative.  Notwithstanding the appointment of a Representative, the term “Termination of Employment” shall mean the Termination of Employment of the Participant.

2.24                        “Performance Award” means an Award consisting of Performance Shares, Performance Units or other Award described in Article X that is dependent upon the achievement of Performance Goals.

2.25                        “Performance Goals” mean the level of performance established by the Committee as the Performance Goal with respect to a Performance Measure.  Performance Goals may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

2.26                        “Performance Measure” means any measure based on any of the performance criteria set out in this Section, either alone or in any combination, and, if not based on individual performance, on either a consolidated or a division or business unit level, as the Committee may determine: individual Participant financial or non-financial performance goals; sales; cash flow; cash flow from operations; operating profit or income; net income; operating margin; net income margin; return on net assets; four-wall contribution; economic value added; return on total assets; return on equity; return on total capital; total shareholder return; revenue; revenue growth; earnings before interest, taxes, depreciation and amortization (“EBITDA”); EBITDA growth; basic earnings per share; diluted earnings per share; funds from operations per share and per share growth; cash available for distribution; cash available for distribution per share and per share growth; share price performance on an absolute basis and relative to an index of earnings per share or improvements in the Company’s attainment of expense levels; or implementing or completion of critical projects.  The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of financing activities; expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; effects of divestitures; and effects of litigation activities and settlements.  Any such performance criterion or combination of such criteria may apply to the Participant’s Award opportunity in its entirety or to any designated portion or portions of the Award opportunity, as the Committee may specify.  In the event Code Section 162(m) or applicable tax or other laws change to permit the Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.  Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant.

2.27                        “Performance Period” means the time period during which a Performance Award shall be earned shall be the “Performance Period,” and shall be at least one (1) fiscal year in length, unless otherwise determined by the Committee.  Performance Awards shall be subject to Performance Goals which shall be established by the Committee.

2.28                        “Performance Unit” means a right granted pursuant to the terms and conditions established by the Committee which is described in Section 10.1.

2.29                        “Performance Share” means a right granted pursuant to the terms and conditions established by the Committee which is described in Section 10.1.

2.30                        “Plan” means the New York & Company, Inc. Amended and Restated 2006 Long Term Incentive Plan, as amended and restated on June 16, 2014, as herein set forth and as may be amended from time to time.

2.31                        “Representative” means (a) the person or entity acting as the executor or administrator of a Participant’s estate pursuant to the last will and testament of a Participant or pursuant to the laws of the jurisdiction in which the Participant had the Participant’s primary residence at the date of the Participant’s death; (b) the person or entity acting as the guardian or temporary guardian of a Participant; or (c) the person or entity which is the Beneficiary of the Participant upon or following the Participant’s death; provided that only one of the foregoing shall be the Representative at any point in time as determined under applicable law and recognized by the Committee.

2.32                        “Restricted Stock” means Stock granted to a Participant under Section 8.1 hereof and which is subject to certain restrictions and to a risk of forfeiture or repurchase by the Company.

2.33                        “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Commission under Section 16 of the Exchange Act.

2.34                        “Stock” means the Company’s common stock, $0.001 par value per share, whether presently or hereafter issued, and any other stock or security resulting from adjustment thereof as described hereinafter.

2.35                        “Stock Appreciation Right” means a right granted under Section 7.1.

2.36                        “Stock Option” or “Option” means a right, granted to a Participant under Section 6.1 hereof, to purchase Stock at a specified price during specified time periods.

2.37                        “Termination of Employment” means the occurrence of any act or event whether pursuant to an employment agreement or otherwise that actually or effectively causes or results in the person’s ceasing, for whatever reason, to be an officer or employee of the Company or of any Affiliate, including, without limitation, death, disability, dismissal, severance at the election of the Participant, retirement, or severance as a result of the discontinuance, liquidation, sale or transfer by the Company or its Affiliates of a business owned or operated by the Company or its Affiliates.  With respect to any non-employee member of the Board, Termination of Employment means the termination of a Participant’s status as a non-employee member of the Board.  With respect to any other person who is not an employee with respect to the Company or an Affiliate, the Agreement shall establish what act or event shall constitute a Termination of Employment for purposes of the Plan.  A Termination of Employment shall occur with respect to an employee who is employed by an Affiliate if the Affiliate shall cease to be an Affiliate and the Participant shall not immediately thereafter become an employee of the Company or an Affiliate.

In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

ARTICLE III
COMPENSATION COMMITTEE ADMINISTRATION

3.1                               Committee Structure.  The Plan shall be administered by the Committee, but any action that may be taken by the Committee may also be taken by the full Board of Directors of the Company.

3.2                               Committee Actions.  Subject to the Committee’s charter, the Committee may authorize any one or more of its members or an officer of the Company to execute and deliver documents on behalf of the Committee or the Committee may allocate among one or more of its members, or may delegate to one or more of its agents, such duties and responsibilities as it determines, provided that the Committee shall not delegate the authority to grant Awards.  A member of the Committee shall be recused from Committee action regarding an Award granted or to be granted to such member.

3.3                               Committee Authority.  Subject to applicable law, the Company’s certificate of incorporation and by-laws, the Committee’s charter or the terms of the Plan, the Committee shall have the authority:

(1)                                 to select those persons to whom Awards may be granted from time to time;

(2)                                 to determine whether and to what extent Awards are to be granted hereunder;

(3)                                 to determine the number of shares of Stock to be covered by each Award granted hereunder;

(4)                                 to determine the terms and conditions of any Award granted hereunder (including any provisions deemed by the Committee in good faith to be necessary or appropriate for a “nonqualified deferred compensation plan,” as defined in Code Section 409A(d)(1), to avoid being subject to taxation under Code Section 409A(a)(1)), provided that the Exercise Price of any Option or Stock Appreciation Right shall not be less than the Fair Market Value per share of the underlying stock as of the Grant Date;

(5)                                 to adjust the terms and conditions, at any time or from time to time, of any Award, subject to the limitations contained elsewhere herein, including but not limited to Sections 13.1 and 13.11;

(6)                                 to determine to what extent and under what circumstances Stock and other amounts payable with respect to an Award shall be deferred, subject to compliance in good faith with the requirements of the Plan and Code Section 409A to avoid the Award being subject to taxation under Code Section 409A(a)(1);

(7)                                 to provide for the forms of Agreement to be utilized in connection with this Plan;

(8)                                 to determine what legal requirements are applicable to the Plan, Awards, and the issuance of Stock, and to require of a Participant that appropriate action be taken with respect to such requirements;

(9)                                 to cancel, with the consent of the Participant or as otherwise provided in the Plan or an Agreement, outstanding Awards;

(10)                          to require as a condition of the exercise of an Award or the issuance or transfer of a certificate (or other representation of title) of Stock, the withholding from a Participant of the amount of any taxes as may be necessary in order for the Company or any other employer to obtain a deduction or as may be otherwise required by law;

(11)                          to determine whether and with what effect an individual has incurred a Termination of Employment;

(12)                          to determine the restrictions or limitations on the transfer of Stock;

(13)                          to determine whether an Award is to be adjusted, modified or purchased, or is to become fully or partially exercisable, under the Plan or the terms of an Agreement;

(14)                          to determine the permissible methods of Award exercise and payment within the terms and conditions of the Plan and the particular Agreement;

(15)                          to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of this Plan;

(16)                          to appoint and compensate agents, counsel, auditors or other specialists to aid it in the discharge of its duties; and

(17)                          to make all other determinations which may be necessary or advisable for the administration of the Plan.

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any

Agreement) and to otherwise supervise the administration of the Plan.  The Committee’s policies and procedures may differ with respect to Awards granted at different times and may differ with respect to a Participant from time to time, or with respect to different Participants at the same or different times.

3.4                               Committee Determinations and Decisions.  Any determination made by the Committee pursuant to the provisions of the Plan shall be made in its sole discretion, and in the case of any determination relating to an Award may be made at the time of the grant of the Award or, unless in contravention of any express term of the Plan or an Agreement, at any time thereafter.  All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants unless revised by the Committee, subject to any ratifications or approvals of the Board that the Committee or Board may request.  Any determination shall not be subject to de novo review if challenged in court.  Neither the Committee (including any member thereof) nor the Company shall have any liability to any Participant for any matter it determined in good faith as being in compliance with the Code even if such determination was later proved incorrect.

ARTICLE IV
SHARES SUBJECT TO PLAN

4.1                               Number of Shares.  Subject to Section 4.2 and Section 4.5, the maximum number of shares of Stock which may be used for Awards under this Plan (all of which may, in the discretion of the Company, be Incentive Stock Options) shall be equal to 12,668,496; provided that, in any case, the maximum number of such shares, excluding shares returned to the Plan, which may be used for Awards other than Stock Options or Stock Appreciation Rights shall be 7,750,000 shares.  The shares of Stock available under the Plan may be authorized and unissued shares, treasury shares or a combination thereof, as the Committee shall determine.

4.2                               Release of Shares.  Subject to Section 4.1, the Committee shall have full authority to determine the number of shares of Stock available for Awards.  In its discretion the Committee may include (without limitation), as available for distribution, (a) shares of Stock subject to any Award that have been previously forfeited; or (b) shares under an Award that otherwise terminates without issuance of Stock being made to a Participant.  Shares of Stock issued upon exercise, vesting or settlement of an Award, or shares of Stock owned by a Participant, that are surrendered or tendered to the Company (either directly or by means of attestation) in payment of the Exercise Price of an Award or any taxes required to be withheld in respect of an Award, in each case, in accordance with the terms and conditions of the Plan and any applicable Award Agreement, shall again become available for other Awards under the Plan. In accordance with (and without limitation upon) the preceding sentence, if and to the extent all or any portion of an Award under the Plan expires, terminates or is canceled or forfeited for any reason whatsoever without the Participant having received any benefit therefrom, the shares covered by such Award or portion thereof shall again become available for other Awards under the Plan. For purposes of the foregoing sentence, a Participant shall not be deemed to have received any “benefit” in the case of forfeited Restricted Stock by reason of having enjoyed voting rights and dividend rights prior to the date of forfeiture. Any shares of Stock that are available immediately prior to the termination of the Plan, or any shares of Stock returned to the

Company for any reason subsequent to the termination of the Plan, may be transferred to a successor plan.

4.3                               Restrictions on Shares.  Stock issued upon exercise of an Award shall be subject to the terms and conditions specified herein and to such other terms, conditions and restrictions as the Committee in its discretion may determine or provide in the Award Agreement.  The Company shall not be required to issue or deliver any certificates for Stock, cash or other property prior to (i) the completion of any registration or qualification of such shares under federal, state or other law, or any ruling or regulation of any government body which the Committee determines to be necessary or advisable; (ii) the satisfaction of any applicable withholding obligation in order for the Company or an Affiliate to obtain a deduction or discharge its legal obligation with respect to the exercise of an Award and (iii) satisfaction of any other terms, conditions or restrictions specified herein.  The Company may cause any certificate (or other representation of title) for any shares of Stock to be delivered to be properly marked with a legend or other notation reflecting the limitations on transfer of such Stock as provided in this Plan, any stockholder agreement then in effect, or as the Committee may otherwise require.  The Committee may require any person exercising an Award to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the Stock in compliance with applicable law or otherwise.  Fractional shares shall not be delivered, but shall be rounded to the next lower whole number of shares.

4.4                               Shareholder Rights.  No person shall have any rights of a shareholder as to Stock subject to an Award until, after proper exercise of the Award or other action required, such shares shall have been recorded on the Company’s official shareholder records as having been issued and transferred.  Upon exercise of the Award or any portion thereof, the Company will have a reasonable period in which to issue and transfer the shares, and a Participant will not be treated as a shareholder for any purpose whatsoever prior to such issuance and transfer.  No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such shares are recorded as issued and transferred in the Company’s official shareholder records, except as provided herein or in an Agreement.

4.5                               Effect of Certain Corporate Changes.  Notwithstanding anything to the contrary herein, in the event of any share dividend, share split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, corporate separation or division of the Company (including, but not limited to, a split-up, spin-off, split-off or distribution to Company shareholders other than a normal cash dividend), reorganization, rights offering, a partial or complete liquidation, or any other corporate transaction, Company securities offering or event involving the Company and having an effect similar to any of the foregoing, then the Committee may make appropriate adjustments or substitutions as described below in this Section and in compliance with the Code.  The adjustments or substitutions may relate to the number of shares of Stock available for Awards under the Plan, the number of shares of Stock covered by outstanding Awards, the Exercise Price per share of outstanding Awards, and any other characteristics or terms of the Awards as the Committee may deem necessary or appropriate to reflect equitably the effects of such changes to the Participants; provided, however, that to the extent that Code Section 409A shall apply to an Award, any such adjustments or substitutions shall only be made to the extent that, in the Committee’s good faith determination, they comply with the requirements of Code Section 409A to avoid being subject to taxation under Code Section 409A(a)(1).  Notwithstanding the foregoing, any fractional shares resulting from such adjustment shall be eliminated by rounding down to the nearest whole share.

ARTICLE V
ELIGIBILITY

5.1                               Eligibility.  Except as herein provided, the persons who shall be eligible to participate in the Plan and be granted Awards shall be those persons who are employees of, or consultants or advisors to, the Company or any Affiliate, or non-employee members of the Board of Directors.  Of those persons described in the preceding sentence, the Committee may, from time to time, select persons to be granted Awards and shall determine the terms and conditions with respect thereto.  In making any such selection and in determining the form of the Award, the Committee shall give consideration to such factors deemed appropriate by the Committee.

ARTICLE VI
STOCK OPTIONS

6.1                               General.  The Committee shall have authority to grant Options under the Plan at any time or from time to time.  The Committee shall consider the potential impact of Code Section 409A on each grant of Options and, if necessary, shall make the terms and conditions of the Options, in its good faith determination, comply with the requirements of Code Section 409A to avoid being subject to taxation under Code Section 409A(a)(1).  An Option shall entitle the Participant to receive Stock upon exercise of such Option, subject to the Participant’s satisfaction in full of any conditions, restrictions or limitations imposed in accordance with the Plan or an Agreement (the terms and provisions of which may differ from other Agreements) including, without limitation, payment of the Exercise Price.

6.2                               Grant.  The grant of an Option shall occur as of the Grant Date determined by the Committee, provided that the Grant Date shall not be earlier than the date upon which the Committee acts to grant the Option.  Options may be granted alone or in connection with other Awards.  An Award of Options shall be evidenced by, and subject to the terms of, an Agreement.  Only a person who is a common-law employee of the Company, any “parent corporation” of the Company, or a “subsidiary corporation” of the Company (each term as defined in Section 424 of the Code) on the date of grant shall be eligible to be granted an Incentive Stock Option.  To the extent that any Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.

6.3                               Terms and Conditions.  Options shall be subject to such terms and conditions as shall be determined by the Committee, including and subject to the following:

(1)                                 Exercise Price.  The Exercise Price per share shall not be less than the Fair Market Value per share on the Grant Date.  If an Option which is intended to qualify as an Incentive Stock Option is granted to an individual (a “10% Owner”) who owns or who is deemed to own shares possessing more than ten percent (10%) of the combined voting power of all classes of shares of the Company, a parent corporation or any subsidiary corporation (each term as defined in Section 6.2), the Exercise Price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share on the Grant Date.

(2)                                 Option Period.  The Option Period of each Option shall be fixed by the Committee.  In the case of an Incentive Stock Option granted to a 10% Owner, the Option Period shall not exceed ten (10) years from the date the Option is granted.  No Option which is intended to be an Incentive Stock Option shall be granted more than ten (10) years from the date the Plan is adopted by the Company or the date the Plan is approved by the shareholders of the Company, whichever is earlier.

(3)                                 Exercisability.  Subject to Section 11.1 and Section 6.4, an Option shall be exercisable in whole or in such installments and at such times, as established by the Committee in an Agreement.  The Committee may provide in an Agreement for an accelerated exercise of all or part of an Option upon such events or standards that it may determine, including one or more Performance Measures.  In addition, the Committee may at any time accelerate the exercisability of all or part of any Option.  If an Option is designated as an Incentive Stock Option, the aggregate Fair Market Value (determined at the date of grant of the Option) of the Stock as to which such Incentive Stock Option which is exercisable for the first time during any calendar year (under the Plan or any other plan of the Company or any parent corporation or subsidiary corporation) shall not exceed $100,000.  Except as otherwise provided in Article XI in connection with acceleration events, or certain occurrences of termination, no Award granted under this Plan to an officer or director of the Company may be exercised, and no restrictions relating thereto may lapse, within six months of the date of such grant if:

(i)                                     the requirements of Exchange Act Rule 16b-3(d)(1) were not satisfied with respect to the issuance of such Award and (ii) the Committee has not otherwise waived such limitation.

(4)                                 Method of Exercise.  Subject to the provisions of this Article VI and the Agreement, a Participant may exercise Options, in whole or in part, during the Option Period by giving written notice of exercise on a form provided by the Committee to the Company specifying the number of shares of Stock subject to the Option to be purchased.  Such notice shall be accompanied by payment in full of the purchase price by cash or certified check or such other form of payment as the Company may accept.  If permitted in the applicable Agreement, payment in full or in part may also be made by (i) delivering Stock already owned by the Participant (for any minimum period required by the Committee) having a total Fair Market Value on the date of such delivery equal to the Exercise Price; (ii) the delivery of cash by a broker-dealer as a “cashless” exercise, provided such method of payment may not be used by an executive officer of the Company or a member of the Board to the extent such payment method would violate Rule 16b-3 or the Exchange Act; (iii) withholding by the Company of Stock subject to the Option having a total Fair Market Value as of the date of delivery equal to the Exercise Price; or (iv) any combination of the foregoing.

(5)                                 Conditions for Issuance of Shares.  No shares of Stock shall be issued until full payment therefore has been made.  A Participant shall have all of the rights of a shareholder of the Company holding the class of shares that is subject to such Option (including, if applicable, the right to vote the shares and the right to receive dividends) when the Participant has given written notice of exercise, has paid in full for such shares, and such shares have been recorded on the Company’s official shareholder records as having been issued and transferred.

(6)                                 Non-transferability of Options.  Unless otherwise specifically provided in an Agreement, no Option shall be sold, assigned, margined, transferred, encumbered, conveyed, gifted, alienated, hypothecated, pledged, or otherwise disposed of, other than by will or by the laws of descent and distribution, and all Options shall be exercisable during the Participant’s lifetime only by the Participant; provided, however, under no circumstances may a Participant assign, transfer, convey or otherwise dispose of an Option for consideration unless pursuant to a Domestic Relations Order.

6.4                               Termination of Employment.  Except as otherwise provided by the Committee in an Award Agreement, any portion of the Option that was not vested and exercisable on the date of Termination of Employment shall expire and be forfeited on such date, and any portion of the Option that was vested and exercisable on date of Termination of Employment shall also expire and be forfeited on such date; provided that if the Termination of Employment was other than for Cause, the portion of the Option that is vested as of the date of Termination of Employment shall expire and be forfeited at midnight ninety (90) days from the date of such termination.

ARTICLE VII
STOCK APPRECIATION RIGHTS

7.1                               General.  The Committee shall have authority to grant Stock Appreciation Rights under the Plan at any time or from time to time.  Stock Appreciation Rights may be awarded alone or in tandem with other Awards granted under the Plan.  The Committee shall consider the potential impact of Code Section 409A on each grant of Stock Appreciation Rights and, if determined to be necessary, shall make the terms of conditions of the Stock Appreciation Rights, in its good faith determination, comply with the requirements of Code Section 409A to avoid being subject to taxation under Code Section 409A(a)(1).  Subject to the Participant’s satisfaction in full of any conditions, restrictions or limitations imposed in accordance with the Plan or an Agreement, a Stock Appreciation Right shall entitle the Participant to surrender to the Company the Stock Appreciation Right and to receive in Stock the number of shares described in Section 7.3(2).

7.2                               Grant.  The grant of a Stock Appreciation Right shall occur as of the Grant Date determined by the Committee.  A Stock Appreciation Right entitles a Participant to receive Stock as described in Section 7.3(2).  An Award of Stock Appreciation Rights shall be evidenced by, and subject to the terms of an Agreement, which shall become effective upon execution by the Participant.

7.3                               Terms and Conditions.  Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee and set forth in an Agreement, including (but not limited to) the following:

(1)                                 Period and Exercise.  The term of a Stock Appreciation Right shall be established by the Committee.  A Stock Appreciation Right shall be for such period and, subject to Section 11.1 and Section 7.3(4), shall be exercisable in whole or in installments and at such times as established by the Committee in an Agreement.  The Committee may provide in an Agreement for an accelerated exercise of all or part of a Stock Appreciation Right upon such events or standards that it may determine, including one or more Performance Measures.  In addition, the Committee may at any time accelerate the exercisability of all or part of any Stock Appreciation Right.  Stock Appreciation Rights shall be exercised by the Participant’s giving written notice of exercise, on a form provided by the Committee, to the Company specifying the portion of the Stock Appreciation Right to be exercised.

(2)                                 Delivery of Stock.  Upon the exercise of a Stock Appreciation Right, a Participant shall receive a number of shares of Stock equal in value to the excess of the Fair Market Value per share of Stock over the Exercise Price per share of Stock specified in the related Agreement, multiplied by the number of shares in respect of which the Stock Appreciation Right is exercised.  The Exercise Price per share shall not be less than the Fair Market Value per share on the Grant Date.  The aggregate Fair Market Value per share of Stock shall be determined as of the date of exercise of such Stock Appreciation Right.

(3)                                 Non-transferability of Stock Appreciation Rights.  Except as specifically provided in the Plan or in an Agreement, no Stock Appreciation Rights shall be sold, assigned, margined, transferred, encumbered, conveyed, gifted, alienated, hypothecated, pledged or otherwise disposed of, other than by will or the laws of descent and distribution, and all Stock Appreciation Rights shall be exercisable during the Participant’s lifetime only by the Participant; provided, however, under no circumstances may a Participant assign or transfer a Stock Appreciation Right for consideration unless pursuant to a Domestic Relations Order.

(4)                                 Termination of Employment.  A Stock Appreciation Right shall be forfeited or terminated at such time as an Option would be forfeited or terminated under the Plan, unless otherwise specifically provided in an Agreement.

ARTICLE VIII
RESTRICTED STOCK

8.1                               General.  The Committee shall have authority to grant Restricted Stock under the Plan at any time or from time to time.  The Committee shall consider the potential impact of Code Section 409A on each grant of Restricted Stock and, if determined to be necessary, shall make the terms and conditions of the Restricted Stock, in its good faith determination, comply with the requirements of Code Section 409A to avoid being subject to taxation under Code Section 409A(a)(1).  The Committee may also require the recipient of the grant to make an election under Section 83(b) of the Code if the restricted stock so granted is subject to transfer restrictions or a substantial risk of forfeiture.  The Committee shall determine the number of shares of Restricted Stock to be awarded to any Participant, the time or times within which such Awards may be subject to forfeiture, and any other terms and conditions of the Awards.  Each

Award shall be confirmed by, and be subject to the terms of, an Agreement which contains the applicable terms and conditions of the Award, including the rate or times provided by the Committee for the lapse of any forfeiture restrictions or other conditions regarding the Award.  The Committee may provide in an Agreement for an accelerated lapse of any such restrictions upon such events or standards that it may determine, including one or more Performance Measures.  In addition, the Committee may at any time accelerate the lapse of any such restrictions with respect to all or part of any Restricted Stock.  Each Award of Restricted Stock shall become effective upon execution by the Participant of an Agreement.

8.2                               Grant, Awards and Certificates.  The grant of an Award of Restricted Stock shall occur as of the Grant Date determined by the Committee.  Restricted Stock may be awarded either alone or in addition to other Awards granted under the Plan.  Notwithstanding the limitations on issuance of Stock otherwise provided in the Plan, each Participant receiving an Award of Restricted Stock shall be issued a certificate (or other representation of title) in respect of such Restricted Stock.  Such certificate shall be registered in the name of such Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award as determined by the Committee and any restrictions the Stock may be subject to, including any shareholder agreement then in effect.  The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a share power, endorsed in blank, relating to the Stock covered by such Award.

8.3                               Terms and Conditions.  Restricted Stock shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

(1)                                 Rights.  Except as provided in Section 8.3(3) and notwithstanding Section 4.4, the Participant shall have, with respect to the Restricted Stock, all of the rights of a shareholder of the Company holding the class of Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any dividends.  If any dividends or other distributions are paid in shares of Stock, all such shares shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid.

(2)                                 Criteria.  As described in Section 8.1 above, the Committee may provide in an Agreement for the lapse of restrictions in installments and may accelerate the vesting of all or any part of any Award and waive the restrictions for all or any part of such Award; such provisions of an Agreement or Committee action may be based on service, performance by the Participant or by the Company or the Affiliate, including any division or department for which the Participant is employed or such other factors or criteria as the Committee may determine.

(3)                                 Limitations on Transferability.  Subject to the provisions of the Plan and the Agreement, during a period set by the Committee, commencing with the date of such Award (the “Restriction Period”), the Participant shall not be permitted to sell, assign, margin, transfer, encumber, convey, gift, alienate, hypothecate, pledge or otherwise dispose of Restricted Stock; provided, however, under no circumstances may a

Participant assign, transfer, convey or otherwise dispose of Restricted Stock for consideration unless pursuant to a Domestic Relations Order.

(4)                                 Termination of Employment.  Unless otherwise provided in an Agreement or determined by the Committee, if the Participant incurs a Termination of Employment all shares of Restricted Stock still subject to restriction shall be forfeited by the Participant, except the Committee shall have the discretion to waive in whole or in part any or all remaining restrictions with respect to any or all of such Participant’s Restricted Stock.

ARTICLE IX
DEFERRED STOCK

9.1                               General.  The Committee shall have authority to grant an Award of Deferred Stock under the Plan at any time or from time to time.  Deferred Stock may be awarded either alone or in addition to other Awards granted under the Plan.  The Committee may denominate a Deferred Stock Award in either shares or units.  The Committee shall consider the impact of Code Section 409A on each grant of Deferred Stock and, if determined to be necessary, shall make the terms and conditions of the Deferred Stock, in its good faith determination, comply with the requirements of Code 409A to avoid being subject to taxation under Code Section 409A(a)(1).  The Committee shall determine the number of shares of Deferred Stock to be awarded to any Participant, the duration of the period (the “Deferral Period”) prior to which the Common Stock will be delivered, and the conditions under which receipt of the Stock will be deferred and any other terms and conditions of the Awards.  Each Deferred Stock Award shall be evidenced by, and subject to the terms of, an Agreement, which will become effective upon execution by the Participant.

9.2                               Terms and Conditions.  Deferred Stock Awards shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

(1)                                 Rights.  Any rights, other than any rights explicitly set forth herein, with respect to Deferred Stock shall be provided for in an Agreement.

(2)                                 Criteria.  Based on service, performance by the Participant or by the Company or the Affiliate, including any division or department for which the Participant is employed, or such other factors or criteria as the Committee may determine, the Committee may provide for the lapse of deferral limitations in installments and may accelerate the vesting of all or any part of any Award and waive the deferral limitations for all or any part of such Award.

(3)                                 Limitations on Transferability.  Subject to the provisions of the Plan and the Agreement, Deferred Stock Awards may not be sold, assigned, margined, transferred, encumbered, conveyed, gifted, alienated, hypothecated, pledged, or otherwise disposed of during the Deferral Period; provided, however, under no circumstances may a Participant assign, transfer, convey or otherwise dispose of Deferred Stock Award for consideration unless pursuant to a Domestic Relations Order.  Subject to the provisions of an

Agreement, at the expiration of the Deferral Period, the Committee shall deliver Stock to the Participant pursuant to the Deferred Stock Award.

(4)           Termination of Employment.  Unless otherwise provided in an Agreement or determined by the Committee, if the Participant incurs a Termination of Employment the rights to the shares still covered by the Award shall be forfeited by the Participant, except the Committee shall have the discretion to waive in whole or in part any or all remaining deferral limitations with respect to any or all of such Participant’s Deferred Stock.

(5)           Delivery.  Subject to the provisions of an Agreement, at the expiration of the Deferral Period, the Committee shall deliver Stock to the Participant pursuant to the Deferred Stock Award.

(6)           Election.  A Participant may elect to further defer receipt of the Deferred Stock payable under an Award (or an installment of an Award) for a specified time (or pursuant to a fixed schedule) or until the occurrence of a permissible distribution event under Code Section 409A, subject to such terms and conditions determined by the Committee.  Any such election must be made no later than the time provided by Section 409A(a)(4) of the Code, as determined by the Committee.

ARTICLE X
PERFORMANCE AWARDS

10.1        General.  The Committee shall have authority to grant Performance Awards under the Plan at any time or from time to time.  The Committee shall consider the impact of Code Section 409A on each grant of a Performance Award and, if determined to be necessary, shall make the terms and conditions of the Performance Awards, in its good faith determination, comply with the requirements of Code Section 409A to avoid being subject to taxation under Code Section 409A(a)(1).  A Performance Unit and a Performance Share each consist of the right to receive shares of Stock or cash, as provided in the particular Award Agreement, upon achievement of certain Performance Goals and may be awarded either alone or in addition to other Awards granted under the Plan.  Performance Units shall be denominated in units of value (including dollar value of shares of Stock) and Performance Shares shall be denominated in a number of shares of Stock.

Subject to the terms of the Plan, the Committee shall have complete discretion to determine the number of Performance Units and Performance Shares, if any, granted to each Participant.  Each Performance Award shall be evidenced by, and be subject to the terms of, an Agreement which will become effective upon execution by the Participant.

10.2        Earning Performance Awards.  After the applicable Performance Period shall have ended, the Committee shall determine the extent to which the established Performance Goals have been achieved.

10.3        Termination of Employment.  Unless otherwise specifically provided in an Agreement or determined by the Committee, in the event that a Participant’s incurs a Termination of Employment, all Performance Awards shall be forfeited by the Participant to the

Company.  Any distribution of earned Performance Awards authorized by an Agreement or determined by the Committee may be made at the same time payments are made to Participants who did not incur a Termination of Employment during the applicable Performance Period.

10.4        Nontransferability.  Unless otherwise specifically provided in an Agreement, Performance Awards may not be sold, assigned, margined, transferred, encumbered, conveyed, gifted, alienated, hypothecated, pledged, or otherwise disposed of, other than by will or by the laws of descent and distribution; provided, however, under no circumstances may a Participant assign, transfer, convey or otherwise dispose of a Performance Award for consideration unless pursuant to a Domestic Relations Order.

ARTICLE XI
CHANGE IN CONTROL PROVISIONS

11.1        Impact of Event.  Notwithstanding any other provision of the Plan to the contrary, other than Section 11.2, and unless otherwise specifically provided in an Agreement, in the event of a Change in Control while the Participant remains in continued service with the Company or its subsidiary company, the Committee may provide, in its discretion, that (i) all outstanding Stock Options, Stock Appreciation Rights, Restricted Stock and Deferred Stock shall immediately vest and any Performance Goal or other condition with respect to any Performance Shares or Performance Units shall be deemed satisfied for such Participants who are employed by the Company at the time of such event or (ii) the Committee may also, in its discretion, determine that any outstanding Awards shall terminate or be cancelled if not exercised as of the date of such event.  Furthermore, in the event of a Change in Control, unless otherwise provided in an Award Agreement, the Committee may provide, in its discretion, that each outstanding Award either (i) shall be assumed or an equivalent award or right be substituted by any applicable successor corporation or parent or subsidiary of such successor corporation, or (ii) shall terminate in exchange for payment of cash, securities and/or other property equal to the intrinsic value of such Award (which, in the case of Stock Options and Stock Appreciation Rights, shall be equal to the “spread” and may be zero if the spread is zero) immediately prior to the consummation of the Change in Control.

11.2        Additional Discretion.  The Committee shall have full discretion, notwithstanding anything herein or in an Agreement to the contrary, with respect to an outstanding Award upon a Change in Control to provide that the securities of another entity be substituted hereunder for the Stock and to make equitable adjustment with respect thereto.

ARTICLE XII
PROVISIONS APPLICABLE TO SHARES ACQUIRED UNDER THIS PLAN

12.1        No Company Obligation.  Except to the extent specifically required by applicable securities laws, none of the Company, an Affiliate or the Committee shall have any duty or obligation to affirmatively disclose material information to a record or beneficial holder of Stock or an Award, and such holder shall have no right to be advised of any material information regarding the Company or any Affiliate at any time prior to, upon, or in connection with receipt or the exercise or distribution of an Award.  The Company makes no representation or warranty as to the future value of the Stock issued or acquired in accordance with the provisions of the Plan.

ARTICLE XIII
MISCELLANEOUS

13.1        Amendments and Termination.  The Board may amend, alter, or discontinue the Plan at any time, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of a Participant under an Award theretofore granted without the Participant’s consent.  Notwithstanding the immediately preceding sentence, an amendment may be made without a Participant’s consent to (a) cause the Plan or an Award to comply with applicable law (including, but not limited to, any changes needed to avoid taxation of an Award as a “nonqualified deferred compensation plan” under Code Section 409A or Code Section 280G) or (b) permit the Company or an Affiliate a tax deduction under applicable law including, without limitation, Section 162(m) of the Code.  The Committee may amend, alter or discontinue the terms of any Award theretofore granted, prospectively or retroactively, on the same conditions and limitations (and exceptions to limitations) as apply to the Board, and further subject to any approval or limitations the Board may impose.  Notwithstanding the foregoing, any amendments to the Plan shall require shareholder approval to the extent required by Federal or state law or any regulations or rules promulgated thereunder or the rules of the national securities exchange or market on which shares of Stock are listed.

13.2        Unfunded Status of Plan.  It is intended that the Plan be an “unfunded” plan for incentive compensation.  The Company may create trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or make payments; provided, however, that the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan and all property held thereunder and income thereon shall remain solely the property and rights of the Company (without being restricted to satisfying the obligations created under the Plan) and shall be subject to the claims of the Company’s general creditors.  The Company’s obligations created under the Plan shall constitute a general, unsecured obligation, payable solely out of its general assets.

13.3        Listing, Registration and Compliance with Laws and Regulations.  All Awards made under this Plan shall be subject to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the Stock subject to such Award upon any securities exchange or under any state or federal securities or other law or regulation, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to or in connection with the granting of the Awards or the issuance or purchase of shares thereunder, no Awards may be granted or exercised and no restrictions of Restricted Stock or Deferred Stock be lifted, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.  The holders of such Awards shall supply the Company with such certificates, representations and information as the Company shall request and shall otherwise cooperate with the Company in obtaining such listing, registration, qualification, consent or approval.  In the case of officers and other Persons subject to Section 16(b) of the Exchange Act, the Committee may at any time impose any limitations upon the exercise of an Option, Stock Appreciation Right or Restricted Stock or the lifting of restrictions on an Award of Deferred

Stock or a Performance Award that, in the Committee’s discretion, are necessary or desirable in order to comply with such Section 16(b) and the rules and regulations thereunder.  If the Company, as part of an offering of securities or otherwise, finds it desirable because of federal or state regulatory requirements to reduce the period during which any Options, Stock Appreciation Rights or Restricted Stock may be exercised, the Committee, may, in its discretion and without the Participant’s consent, so reduce such period on not less than 15 days written notice to the holders thereof.

13.4        Provisions Relating to Internal Revenue Code Section 162(m).  To the extent that the Committee determines that Section 162(m) of the Code applies with respect to Awards to Covered Employees under the Plan, the Plan shall be administered, and the provisions of the Plan shall be interpreted, in a manner consistent with Code Section 162(m).  If any provision of the Plan or any Agreement relating to such an Award does not comply or is inconsistent with the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such applicable requirements.  In addition, the following Participant limitations shall apply (or three times such applicable amount limitations with respect to the year in which an applicable Participant commences employment with the Company) to the Plan or an Award to the extent necessary to obtain a tax deduction for the Company or an Affiliate:

(1)           Determination of Awards.  Not later than the date required or permitted for “qualified performance-based compensation” under Code Section 162(m), the Committee shall determine the Participants who are Covered Employees who will receive Awards that are intended as qualified performance-based compensation and the amount or method for determining the amount of such compensation.

(2)           Limitations on Awards.  During any one calendar year period, the maximum number of shares of Stock for which Options and Stock Appreciation Rights, in the aggregate, may be granted to any Covered Employee shall not exceed 2,000,000 shares of Stock.  During any one calendar year period, the maximum number of shares of Restricted Stock or shares of Stock subject to Deferred Stock or a Performance Award, that, in each case that is intended to be “qualified performance-based compensation” under Section 162(m), may be granted to a Covered Employee shall not exceed 2,000,000 shares of Stock.  The limitations on Awards under this Section are subject to adjustment as provided in Section 4.5.  Notwithstanding anything to the contrary, the maximum Fair Market Value on the date of grant of any Award granted to any Participant who is a non-employee member of the Board of Directors during any calendar year shall not exceed $500,000, such limit which, for the avoidance of doubt, applies to Awards granted under this Plan only and does not include shares of Stock granted in lieu of all or any portion of such non-employee Board member’s cash retainer fees.

(3)           Earning Performance Awards.  Subject to the provisions of Section 13.4(4) below, payment with respect to Performance Awards for Covered Employees shall be a direct function of the extent to which the Company’s Performance Goals have been achieved.  A Performance Award to a Participant who is a Covered Employee shall (unless the Committee determines otherwise) provide that in the event of the Participant’s Termination of Employment prior to the end of the Performance Period for any reason, such Award will be payable only (a) if the applicable Performance Goals are achieved and (b) to the extent, if any, as the Committee shall determine.

(4)           Other Section 162(m) Provisions.  In the manner required by Section 162(m) of the Code, the Committee shall, promptly after the date on which the necessary financial and other information for a particular Performance Period becomes available, certify the extent to which Performance Goals have been achieved with respect to any Performance Award or Restricted Stock Award intended to qualify as performance-based compensation under Section 162(m) of the Code.  In addition, the Committee may, in its discretion, reduce or eliminate the amount of any Performance Award payable to any Participant, based on such factors as the Committee may deem relevant, but the Committee may not increase the amount of any Performance Award payable to any Participant above the amount established in accordance with the relevant Performance Goals with respect to any Performance Award intended to qualify as performance-based compensation.

13.5        Misconduct of a Participant.  Notwithstanding anything to the contrary in the Plan, the Committee, in its sole discretion, may establish procedures, at or before the time that an Award is granted (or, with the consent of the Participant, after such time), in the applicable Award Agreement or in a separate agreement, providing for the forfeiture or cancellation of such Award (whether vested or unvested), or the disgorgement of gains from the exercise, vesting or settlement of the Award, in each case to be applied if the Participant incurs a Termination of Employment for Cause.

13.6        No Additional Obligation.  Nothing contained in the Plan shall prevent the Company or an Affiliate from adopting, other or additional compensation or benefit arrangements for its employees.

13.7        Withholding.  No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award, the Participant shall pay to the Company (or other entity identified by the Committee), or make arrangements satisfactory to the Company or other entity identified by the Committee regarding the payment of, any federal, state, or local taxes of any kind (including any employment taxes) required by law to be withheld with respect to such income.  The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.  Subject to approval by the Committee, a Participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the required statutory minimum (but no more than such required minimum) with respect to the Company’s withholding obligation, or (ii) transferring to the Company shares of Stock owned by the Participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the required statutory minimum (but no more than such required minimum) with respect to the Company’s withholding obligation.

13.8        Controlling Law.  The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the state of Delaware (other than its law respecting choice of law).  The Plan shall be construed to comply with all applicable law and to avoid liability to the Company, an Affiliate or a Participant.  In the event of litigation arising in connection with actions under the Plan, the parties to such litigation shall submit to the jurisdiction of courts located in New York County, New York, or to the federal district court that encompasses said county.

13.9        Offset.  Any amounts owed to the Company or an Affiliate by the Participant of whatever nature may be offset by the Company from the value of any Award to be transferred to the Participant, and Stock, cash or other thing of value under this Plan or an Agreement may be held by the Company and not transferred to such Participant unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company or an Affiliate.

13.10      No Rights with Respect to Continuance of Employment.  Nothing contained herein shall be deemed to alter the relationship between the Company or an Affiliate and a Participant, or the contractual relationship between a Participant and the Company or an Affiliate if there is a written contract regarding such relationship.  Nothing contained herein shall be construed to constitute a contract of employment between the Company or an Affiliate and a Participant.  The Company or an Affiliate and each of the Participants continue to have the right to terminate the employment or service relationship at any time for any reason, except as provided in a written contract.  The Company or an Affiliate shall have no obligation to retain the Participant in its employ or service as a result of this Plan.  There shall be no inference as to the length of employment or service hereby, and the Company or an Affiliate reserves the same rights to terminate the Participant’s employment or service as existed prior to the individual becoming a Participant in this Plan.

13.11      Limits on Repricing and Regranting of Awards.  Notwithstanding anything else contained herein except Sections 4.4, 11.2 and 13.12 hereof, unless approved by the Company’s shareholders; in no event may the Exercise Price per share of Stock covered by an Option, or the Exercise Price of a Stock Appreciation Right, be reduced, directly or indirectly, through the technique commonly known as “repricing” or through the cancellation and regrant of such Award; and no outstanding Award may be substituted for another type of Award.  Furthermore, an outstanding Stock Option or Stock Appreciation Right for which the Exercise Price is higher than the Fair Market Value of such Award may not be cancelled for cash or another Award (in each case, other than adjustments or substitutions in accordance with Section 4.5), unless any such action is approved by the Company’s shareholders.

13.12      Awards in Substitution for Awards Granted by Other Corporations.  Awards may be granted under the Plan from time to time in substitution for awards held by employees, directors or service providers of other corporations who are about to become officers or employees of the Company or an Affiliate as the result of a merger or consolidation of the employing corporation with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing corporation, or the acquisition by the Company or Affiliate of the share of the employing corporation, as the result of which it becomes an Affiliate.  The terms and conditions of the Awards so granted may vary from the terms and conditions set forth in this Plan at the time of such grant as the Committee may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted and to ensure that the requirements imposed under Code Sections 409A and 424 are met.

13.13      Delivery of Stock Certificates.  To the extent the Company uses certificates to represent shares of Stock, certificates to be delivered to Participants under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the Participant, at the Participant’s last known address on file with the Company.  Any reference in this Section or elsewhere in the Plan or an Agreement to actual stock certificates and/or the delivery of actual stock certificates shall be deemed satisfied by the electronic record-keeping and electronic delivery of shares of Stock or other mechanism then utilized by the Company and its agents for reflecting ownership of such shares.

13.14      Indemnification.  To the maximum extent permitted under the Company’s Restated Articles of Incorporation and by-laws, each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s prior written approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Restated Articles of Incorporation or by-laws, by contract, as a matter of law or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

13.15      Severability.  If any provision of this Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not effect any other provision hereby, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.

13.16      Successors and Assigns.  This Plan shall inure to the benefit of and be binding upon each successor and assign of the Company.  All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant’s heirs, legal representatives and successors.

13.17      Entire Agreement.  This Plan and the Agreements constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between the Plan and the Agreement, the terms and conditions of this Plan shall control.

13.18      Term.  No Award shall be granted under the Plan after the tenth anniversary of the Effective Date.

13.19      Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

13.20      Clawbacks.  Awards issued under the Plan shall be subject to any clawback policy the Company is required by applicable law to adopt.

13.21      Headings.  The headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.